Exhibit 10(w)

Description of Executive Financial Planning Program

          Wells Fargo & Company provides certain senior level officers with a personal financial planning benefit to aid them in their financial, estate and tax planning. Under this program, the Company will pay the annual cost of the AYCO financial planning program or will reimburse expenses up to $20,000 per calendar year for covered financial planning and/or tax preparation fees.